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EXHIBIT 99.1



FTS Closes Acquisition, First Round Funding and Announces Intent to Change Name to 'The FTS Group Inc.'


YARDLEY, Pa.--(BUSINESS WIRE)--Feb. 18, 2003--FTS Apparel Inc. (OTCBB:FLIP) today announced that it has closed its first acquisition, by acquiring Tampa, Fla.-based, Simply Cellular Inc. (SCI) and its wholly owned Web site, www.CellularDeals.com. The transaction was recorded as an asset purchase and paid for in cash.

Simply Cellular Inc. (SCI) is a cash-flow positive company founded in 1998 operating exclusively in the wireless communications sector. FTS also announced today the closing of $200,000 in equity funding with Boston-based Dutchess Private Equities Fund, LP.

The company closed on the initial tranche of $200,000, with an additional $200,000 subject to conditions and limitations, due upon the effectiveness of a registration statement to be filed with the SEC.

FTS Chairman and CEO Scott Gallagher commented, "After extensive negotiations with a number of publicly traded and privately held companies, we are very excited to have closed our first acquisition and financing in this tough market environment.

"We believe that in this current, challenging economic environment, many potential opportunities for FTS and our stockholders exist, and as we execute our new business model of acquiring and developing cash flowing companies, we look forward to exploiting such opportunities. The acquisition of Simply Cellular gives us a solid operating platform and sound business model from which to build on."

FTS Apparel also announced today the company's intent to change its name to "The FTS Group Inc." and to form a new subsidiary "FTS Wireless Inc." to more accurately reflect the new direction of the company.

About FTS Apparel Inc.

FTS Apparel Inc. (pending name change to: "The FTS Group Inc.") is based in Yardley. The company is an acquisition and development company focused on acquiring and investing in cash-flow positive companies and viable business projects to build value for its shareholders.

In the past, FTS has been in the business of designing and selling high quality designer/casual sportswear and accessories. The company is considering various options relating to its trademarked "Flip the Switch" apparel line. Additional information about FTS Apparel is available at www.sec.gov.

Forward-Looking Statement

This news release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. In particular FTS may or may not close the announced merger. Discussions of factors, which may affect future results, are contained in the company's most recent SEC filings on Forms 10-Q and 10-K.

CONTACT:

FTS Apparel Inc., Yardley

Scott Gallagher, 215/369-9979

www.FTSApparel.com




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